UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

Warner Bros. Discovery, Inc.

(Name of Registrant as Specified In Its Charter)

Netflix, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Filed by Netflix, Inc.

Pursuant to Rule 14a-12 under the

Securities and Exchange Act of 1934, as amended

Subject Company: Warner Bros. Discovery, Inc.

Commission File No.: 001-34177

Date: February 9, 2026

On February 9, 2026, Clete Willems, Chief Global Affairs Officer of Netflix, Inc., joined “The Claman Countdown” with Liz Claman. A copy of the transcript for the interview can be found below.

Liz Claman: Netflix, coming upon what could be a new roadblock in its $82.7 billion quest to buy Warner Brothers Discovery. Shares of the streaming giant closed above $82 a share on Friday, but right after the closing bell The Wall Street Journal reported that in the wake of the company’s testimony, Tuesday, before the senate judiciary subcommittee on antitrust competition policy and consumer rights, the Justice Department, again this came out Friday after the bell, launched an antitrust review of Netflix’s bid for Warner Brothers Discovery. The Wall Street Journal said as part of the probe the DOJ issued a civil subpoena to another entertainment company asking it to “describe any other exclusionary conduct on the part of Netflix that would reasonably appear capable of entrenching market or monopoly power.” So, with the merger still up the air, and rival Paramount Skydance still lurking in the wings with its own bid, Netflix Chief Global Affairs Officer, Clete Willems joins me now in a Fox Business Exclusive. Welcome to the show Clete, thanks for joining us.

Clete Willems: Yeah, it’s great to be here. Good to see you.

Liz Claman: You know, anybody who thought the Trump administration would rubberstamping mergers and acquisitions is perhaps rethinking the perception with this new DOJ news. How are you viewing and maneuvering through the new DOJ development?

Clete Willems: Look, thanks for giving me the chance to comment on that because this is just ordinary course of business stuff. Of course, the Department of Justice is going to investigate this transaction and make sure it’s good for our economy and good for our consumers. And my understanding is that they’ve sent similar inquiries about Paramount as well. So this is totally ordinary course of business and I’ll tell you Liz, I’m excited for Netflix to have the opportunity to engage with the Department of Justice and engage with policymakers to explain how great this deal is going to be for the U.S. Economy and for consumers. And one of the things that Netflix is doing is we are significantly investing in the American entertainment industry. We’ve tripled our workforce in recent years, We’re filming in all 50 states. As you know, we have a massive billion-dollar investment in New Jersey. And what is so exciting about this transaction is we’re going to be able to take what we do best, which is get content to consumers, with some things that we don’t have right now. Right now, we do not have 100 years of iconic IP, shows like Harry Potter or The Sopranos. We don’t have a theatrical distribution business. We don’t have this world-class studio that they have at Warner Brothers. And so we are going to bring these things together. We’re going to give consumers more content for less. That’s exciting and I think we’re excited to tell policymakers that narrative.

Liz Claman: I think you’re right about the DOJ probe I guess you could call it, because this is just you know the cost of doing business, especially when you want to have a merger. So, on the federal level, yeah you got the DOJ reaching out to entertainment companies questioning past mergers, effective competition, just knowing how we how these things work though Clete, the next volley, because I follow this stuff, could be individual states challenging the merger. What state attorneys general have subpoenaed Netflix? And what issues are these state attorneys general most concerned about?

Clete Willems: Well look, we’re engaging with state attorney generals just like we’re engaging with the DOJ, just like we’re engaging in Europe.

Liz Claman: They’ve reached out to you guys?

Clete Willems: We’ve been in touch with them. I’m not aware of anything like you’re describing, in terms of you know, questions being raised and the negative towards us, but we’re engaging with them routine business. You know, we have nothing to hide here, we think this is going to be great for the U.S. economy and we film in all 50 states, so I think we’re looking forward to going around the country and talking about those contributions that we’re making to each of those states.

Liz Claman: You were just making the point that Warner Brothers has a movie studio, Paramount Skydance dance a movie studio, Netflix does not, I mean you don’t have to be in an advanced algebra to do the math and say okay a Paramount Skydance merger with Warner Brothers Discovery looks like it would be way more of an issue, but the Senate hearing, they were not really buying that – they seemed less interested in that part of it and way more focused on the streaming control that a Netflix, WBD challenge tie up would have. Senator Mike Lee of Utah, he started right off and he said Netflix could become the one platform to rule them all. He said that to Ted Sarandos, the co-CEO of Netflix, and I guess just putting aside the goal that in all free markets, everybody wants to be the winner, everybody wants to be the biggest. Why is he wrong to be concerned?

Clete Willems: Well, look. First of all, I’m glad that you brought up the question of Paramount, because Netflix has been very open and transparent about this deal and all its implications, and Paramount, as you know, didn’t show for the hearing. So I think there is a clear difference and I think part of the reason for that is if you put the two things side-by-side – and remember here, there is going to be a deal, there’s going to be a Netflix or Paramount deal and if you put these things side-by-side. I think the Netflix deal is far superior for the American economy. And I was already talking about all the jobs we’re creating – we’re tripling jobs while Paramount has cut 3500 jobs in recent years. You know, Paramount has identified $6 billion in synergies in the offer that they made, which is code for 6 billion in job cuts and quite frankly, we think it’s going to be even more than that because this is going to be the largest leveraged buyout in history. And so they are going to have to cut, cut, cut. And if you don’t look at the regulatory, I think you made a good point, as well. You know our deal is largely a vertical merger, you know bringing together complementary assets; there’s is horizontal. You know, they have what we call the Noah’s ark problem, which is if they effectuate this deal, they’re going to have everything two of everything.

Liz Claman: Have two of everything, yeah.

Clete Willems: They’re going to have two studios, two theatrical businesses and Hollywood is going to go from five legacy studios to four and we don’t have that problem.

Liz Claman: I just want to say that one of the biggest problems is actually coming from a community that used to cheer you guys on. And this is the creator and the content community back when Netflix started putting together its own productions and original content, I know so many writers who were so excited because you know if every legacy movie studio passed on their script, they could come to you guys, and you looked at think through a different prism. Now that group is hostile, and you know that they do not like this merger because they feel that if you eliminate one buyer from a fast-collapsing number of buyers of their content, then that means way weaker leverage for artists.

Clete Willems: Yeah. Look I –

Liz Claman: It just does Clete. That’s what they believe.

Clete Willems: Look, I understand the anxiety and there’s no getting around the fact that Hollywood has had a rough go of it lately. The theatrical business has been struggling. But I would point to our track record and the fact that we have been investing more and more in content each and every year, even as others have pulled back. And what’s been exciting about this deal for creators, is what we call the Netflix effect. Is that this deal will let creators share their stories with a broader global audience that they haven’t had before. It’s going to give them more opportunities. So look, I get why there’s anxiety, but I think our track record does speak for itself. And we’re going to continue to provide them opportunities to pitch shows to the Netflix studios, to the Warner Brothers Studios, which will remain independent, and I think it’s going to be a really good scenario for creators at the end of the day.

Liz Claman: Senators from both sides of the aisle were concerned about pricing. You, guys have been able to have pricing power. Meaning, hiking, pricing of some of your bundles. Many of our viewers and Ted Sarandos pointed this out that 80% of Netflix subscribers also subscribe to HBO Max. So, my question is can you promise that there would be some combo offered if the merger went through that would be at a discounted price, and I’m sure you’ll, let me just guess you’ll say well yes, there will be ads in it, but ads okay, but excessively riddled with ads, without that could you promise that there would be a discounted version that’s not totally drenched in ads?

Clete Willems: Yeah absolutely, I mean we are confident that this deal is going to give consumers more value for less money and when folks are concerned about affordability, when you have got 80% overlap in these subscription services, you’re going to be able to give consumers a great deal and we’re really excited about that. And look, there is an important affordability point too that my boss made at the hearing, which is if you actually look at the way, that Netflix prices our product, we are very affordable. It’s about 36 cents per hour of Netflix content. That’s what the market analyst say. And if you look at other folks out there, like Paramount, they’re over 70 cents an hour. And so you have a huge delta here and we have always provided one of the most affordable services in the business and we are going to continue doing so.

Liz Claman: Would you be able to give specific consumer benefits that I guess 12 to 24 months after a merger, if it were approved, that would justify this scale of consolidation and I’m talking also about keeping jobs. You guys have said, well Paramount says they would have 6 billion in cost savings, you guys have said yours would be like 2 to 3 billion. From where? Because analysts think that would be from job cuts.

Clete Willems: Right, ours is primarily from licensing fees and saving on things like that. It’s not from job cuts and that’s a big difference with Paramount. But if you ask about specific consumer benefits, we’re going to have more content, we are going to have less money, and we are going to have things in the theaters. We are going to keep Warner Brothers’ shows in the theaters. So there are going to be lots of great consumer benefits here that people can be excited about. We have not touched on it yet, but I want to make sure that we talk a little bit about this marketplace. And you alluded to the fact that we were going to consolidate more power, and I got to be honest, that’s not how we see it. Right now, we are in a highly competitive marketplace, where we are competing for eyeballs, that moment of truth where you pick up the remote and you decide what to put on. We only win that moment of truth, 9% of the time. We are behind Disney and we are behind Google’s YouTube.

Liz Claman: Although, I would say that Mike Lee was not buying the argument either. He said, YouTube does not have its own original content, largely exited that business in 2022 and you don’t have to pay to subscribe and see their stuff. I do want to mention and get to the theatrical exclusivity window, because it came up with Senator Josh Hawley, the Republican from Missouri. He was actually asking you about making a promise, about ensuring you would hire a certain kind of worker. Let’s listen in and ended with the theatrical exclusivity window.

Excerpt of Examining the Competitive Impact of the Proposed Netflix-Warner Brothers Transaction begins

Excerpt of Examining the Competitive Impact of the Proposed Netflix-Warner Brothers Transaction ends

Liz Claman: Okay, the theater operators, they would love to see two months exclusivity. You guys are saying 45 days. Is there any chance, Clete, that Netflix would consider a compromise of maybe 50 days, 55 days?

Clete Willems: Look, I’m not under oath like my boss was, but I’m going to stick with what he said which is that we’re going to apply the industry-standard, which is 45 days. And the reality is that sometimes shows end up being longer than that if they’re doing really well. But the industry standard is 45 days and that’s what we’ve committed to.

Liz Claman: Clete, you’ve got a job ahead of you because you’re the guy dealing with all the people in the government, so we will be watching this and continue to follow the story. We appreciate you coming on.

Clete Willems: Thank you for having me.

Liz Claman: Clete Willems of Netflix.

Important Information and Where to Find It

In connection with the proposed transaction between Netflix and WBD, WBD filed a preliminary proxy statement on Schedule 14A (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) on January 20, 2026. The preliminary Proxy Statement is not final and may be amended, and the definitive Proxy Statement (if and when available) will be mailed to stockholders of WBD. WBD also intends to file a registration statement for the newly formed subsidiary of WBD (“Discovery Global”) that will be spun off from WBD prior to the closing of the proposed transaction. Each of Netflix and WBD may also file with or furnish to the SEC other relevant documents regarding the proposed transaction. This communication is not a substitute for the Proxy Statement or any other document that Netflix or WBD may file with the SEC or mail to WBD’s stockholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF NETFLIX AND WBD ARE URGED TO READ THE PROXY STATEMENT, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING NETFLIX, WBD, THE PROPOSED TRANSACTION AND RELATED MATTERS. The documents filed by Netflix with the SEC also may be obtained free of charge at Netflix’s website at https://ir.netflix.net/home/default.aspx. The documents filed by WBD with the SEC also may be obtained free of charge at WBD’s website at https://ir.wbd.com.

Participants in the Solicitation

Netflix, WBD and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of WBD in connection with the proposed transaction under the rules of the SEC. Information about the interests of the directors and executive officers of WBD and other persons who may be deemed to be participants in the solicitation of stockholders of WBD in connection with the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the Proxy Statement, which will be filed by WBD with the SEC. Information about WBD’s directors and executive officers is set forth in WBD’s proxy statement for its 2025 Annual Meeting of Stockholders on Schedule 14A filed with the SEC on April 23, 2025, WBD’s Annual Report on Form 10-K for the year ended December 31, 2024, and any subsequent filings with the SEC. Information about Netflix’s directors and executive officers is set forth in Netflix’s proxy statement for its 2025 Annual Meeting of Stockholders on Schedule 14A filed with the SEC on April 17, 2025, and any subsequent filings with the SEC. Additional information regarding the direct and indirect interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the Proxy Statement regarding the proposed transaction when it becomes available. Free copies of these documents may be obtained as described above.

Cautionary Statement Regarding Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Netflix’s and WBD’s current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, their respective businesses and industries, management’s beliefs and certain assumptions made by Netflix and WBD, all of which are subject to change. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond our control and are not guarantees of future results, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate the transaction on a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining stockholder and regulatory approvals, completing the separation of WBD’s Discovery Global business and Warner Bros. business, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies, expansion and growth of WBD’s and Netflix’s businesses and other conditions to the completion of the proposed transaction; (ii) failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the transaction or integrating the businesses of Netflix and WBD; (iii) Netflix’s and WBD’s ability to implement their business strategies; (iv) consumer viewing trends; (v) potential litigation relating to the proposed transaction that could be instituted against Netflix, WBD or their respective directors; (vi) the risk that disruptions from the proposed transaction will harm Netflix’s or WBD’s business, including current plans and operations; (vii) the ability of Netflix or WBD to retain and hire key personnel; (viii) potential adverse reactions or changes to business relationships resulting from the announcement, pendency or completion of the proposed transaction; (ix) uncertainty as to the long-term value of Netflix’s common stock; (x) legislative, regulatory and economic developments affecting Netflix’s and WBD’s businesses; (xi) general economic and market developments and conditions; (xii) the evolving legal, regulatory and tax regimes under which Netflix and WBD operate; (xiii) potential business uncertainty, including changes to existing business relationships, during the pendency of the proposed transaction that could affect Netflix’s or WBD’s financial performance; (xiv) restrictions during the pendency of the proposed transaction that may impact Netflix’s or WBD’s ability to pursue certain business opportunities or strategic transactions; and (xv) failure to receive the approval of the stockholders of WBD. Discussions of additional risks and uncertainties are contained in Netflix’s and WBD’s filings with the SEC, including their Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and the Proxy Statement filed by WBD in connection with the proposed transaction and the registration statement to be filed by Discovery Global in connection with the separation. While the list of factors presented here is, and the list of factors presented in the Proxy Statement and registration statement will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Netflix’s or WBD’s consolidated financial condition, results of operations or liquidity. Neither Netflix nor WBD assumes any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.